UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2006
Nash-Finch Company
(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota		55435

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (952) 832-0534
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     (a) On June 30, 2006, Nash-Finch Company (Nash Finch) entered into a Separation Agreement with Kathleen E. McDermott, former Senior Vice President, General Counsel and Secretary, pursuant to which Ms. McDermott is to be paid separation payments equal to her annual base salary of $295,000, one-half payable six months after February 28, 2006, the date her employment ended, and other half payable for six months thereafter in weekly installments of $5,673.08. Nash Finch’s obligation to make remaining separation payments will end if Ms. McDermott obtains employment in a new position that is substantially comparable to her position with Nash Finch within one year of the date her employment ended. The agreement provides that Ms. McDermott is entitled to continuation coverage under Nash Finch’s group medical, dental and vision benefits plans which, for a one-year period after her employment ended, will be at a monthly cost to her equal to the monthly cost applicable to active employees of Nash Finch. The agreement also provides that she will be eligible for continued coverage under the Nash Finch group term life insurance policy at employee rates for one year after her employment ended. Receipt of the separation payments and the Nash Finch-subsidized benefits coverage is conditioned upon her compliance with certain undertakings in the agreement, which include protecting any Nash Finch confidential information in her possession, refraining for a one-year period from engaging in competition with Nash Finch in association with certain of its competitors and from soliciting Nash Finch employees, and assisting Nash Finch with the prosecution or defense of claims that may relate to services performed by her for Nash Finch.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY
Date: July 7, 2006	By:	/s/ LeAnne M. Stewart
		Name:	LeAnne M. Stewart
		Title:	Senior Vice President and Chief Financial Officer

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